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                                                                     EXHBIT 10.6




                              MANAGEMENT AGREEMENT


         This Management Agreement (this "Agreement") is executed as of the 13th day of October, 1998, by and between SILVERLEAF RESORTS, INC., a Texas corporation (hereinafter called "Owner"), and EAGLE GREENS LTD., a Georgia corporation (hereinafter called "Manager").


                                R E C I T A L S:

         A. Pursuant to that certain Contract of Sale by and between J. Philip Ballard, Jr., Manager and Owner dated February 25, 1998, Owner has agreed to purchase certain real property (the "Site") located in Habersham County, Georgia, and more particularly described on Exhibit "A" attached hereto and made a part hereof, which Site is improved by a golf course commonly referred to as Hollywood Hills Golf Course located thereon (the "Property").

         B. Manager and Owner desire to enter into this Agreement for the purpose of establishing the obligations of Owner and Manager with respect to the Property in an effort to continue to operate the Property in a manner that is consistent with the current operation of the Property as a public daily fee golf course. Owner and Manager desire to maintain the Property in a manner that is consistent with or better than the current condition of the Property.


                                   AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, including the mutual benefits to Owner and Manager, the receipt and sufficiency of which is hereby acknowledged, Owner and Manager hereby agree as follows:


                                   ARTICLE I

                        OBLIGATIONS OF OWNER AND MANAGER

Section 1.1. Obligations of Owner. Upon the transfer of ownership of the Property from Manager to Owner, the following shall be Owner's obligations with respect to the Property:

         (a) all current employees of the Property shall become employees of Owner or an entity designated and controlled by Owner;

         (b) Owner shall assume responsibility for all existing vendor accounts and the transfer of same into Owner's name;

         (c) Owner shall assume responsibility for all accounting functions including, but not limited to, accounts payable, accounts receivable and payroll;

         (d)     Owner shall provide an operating budget for the Property;

         (e)     Owner shall provide a capital budget for the Property;

         (f) Owner shall provide operating policies for the Property that are consistent with its existing policies or will consent to the use of and adopt management policies currently in effect for the operation of the Property;

         (g) Owner shall provide copies of its employee policies and/or handbooks which include information concerning employee behavior, work hours, general rules,



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                 performance reports and all other policies and procedures
                 normally associated with employees who work at a golf course;

         (h) Owner shall provide a "petty cash account" in an amount that is adequate and consistent with other similar golf course properties;

         (i) Owner shall provide complimentary golf privileges to Manager and Manager's family members and guests, which golf privileges shall be consistent with the policy in effect at the time of the transfer of ownership of the Property;

         (j) Owner shall provide Manager with a reporting format, software forms, etc., that Owner intends Manager to use in reporting the interim results of operations to Owner which reporting formats, software forms, etc., shall include the following:

                          1. Point of sale software and hardware Owner desires Manager to use for daily operations;

                          2. Types of payment acceptable to Owner and details of electronic reporting of credit card sales;

                          3. Procedures for daily deposits and the banking relationship Owner intends to use to accomplish the deposits; and

                          4. Any other reporting forms Owner intends to use for periodic reporting from Manager.

         (k) Owner shall provide Manager with a current copy of a Certificate of Insurance providing for the following insurance:

                          1. Comprehensive General Liability insurance in an amount not less than $1,000,000, with Manager named as an additional insured on the policy.

                          2. Workers' Compensation insurance for employees meeting the statutory requirements for the State of Georgia with Manager named as an additional insured on the policy; and

                          3. Property coverage with limits meeting Owner's objectives;

         (l) Owner shall provide any and all proposed list of fees and charges or will ratify the fees and charges as proposed by Manager;

         (m) Owner shall provide Manager with information regarding the proposed use of the Property by customers associated with the surrounding Apple Mountain Development and/or Silverleaf Resorts; and

         (n) Owner shall delegate to Manager full authority to supervise and manage all employees working directly on the Property.


Section 1.2. Obligations of Manager. The following shall be Manager's obligations subsequent to the date of the transfer of ownership of the Property from Manager to Owner:

         (a) Manager shall provide oversight and management duties of all of the Property's employees and staff.

         (b) Manager's upper level management structure shall include the following:

                          1.      the President of Manager;





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                          2.      the Chief Financial Officer of Manager;

                          3.      the General Manager of Manager; and

                          4.      the Marketing Director of Manager;

         (c) Manager shall include the managers of the Property in staff meetings and training sessions consistent with other property locations owned by Manager;

         (d) Manager shall participate in the development of an annual monthly budget for the operation of the Property;

         (e) Manager shall monitor and report compliance with Owner's budget for the Property;

         (f) Manager shall monitor compliance with Owner's adopted policies and procedures relating to the operation of the Property;

         (g) Manager shall provide input regarding capital budgeting and improvement issues relating to the Property;

         (h) Manager shall provide interim financial reporting to Owner as desired by Owner and mutually agreed upon by both parties;

         (i) Manager shall provide Owner with a current copy of a Certificate of Insurance providing for Comprehensive General Liability Insurance in an amount not less than $1,000,000;

         (j) Manager's primary contact shall be with the Chief Financial Officer of Manager.

         (k)     Manager shall provide Owner with the following items:

                          1. A detailed listing of open accounts payable items.

                          2.  A detailed listing of all pro shop inventory.

                          3. A Golf Course Maintenance Plan and Schedule for 1999; and

         (l) Manager shall provide Owner with a copy of the resume and qualification of the current Pro/Manager and Superintendent; and

         (m) Manager shall inform Owner of any significant personnel issues involving the Superintendent and Pro/Manager, who shall report directly to Manager, and shall consult Owner prior to any disciplinary actions or other actions involving those positions. The Superintendent and Pro/Manager shall have full authority to supervise and manage all employees designated or assigned to them and under their direction.


Section 1.3.     Compensation.

                 A. Amount. Owner agrees to pay Manager an amount equal to $3.00 per round of golf played on the Property for Manager's services provided to Owner pursuant to this Agreement. The number of rounds of golf shall be determined from the daily sign-in sheets and shall include all rounds played by Apple Mountain Resort customers, guests, employees and guests of Owner. All players shall be required to register. All complimentary rounds played by Manager, its family and friends, shall be excluded from the determination of Manager's compensation.





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                 B.  Payment.  Manager's compensation shall be payable on a monthly basis and shall be based upon the number of rounds of golf shown from the previous month's daily play sheets. If the total annual rounds played falls below 30,000 for any reason not caused by Manager's negligence, then the minimum annual compensation shall be $90,000. If this Agreement is terminated prior to the annual renewal date, as provided hereinbelow, then the Manager's compensation shall be prorated according to the number of months in the year this Agreement has been performed.

                 C. Incidental Expenses. Owner shall reimburse Manager for all incidental and out-of-pocket expenses not associated with the normal management duties described in this Agreement. Manager shall make all reasonable efforts to identify all incidental and out-of-pocket expenses to Owner prior to those expenses being incurred by Manager.


Section 1.4. Indemnification of Owner. Owner and Manager shall indemnify and hold each other harmless from any and all damages, liabilities, costs, claims, or expenses, including attorneys' fees, arising out of or in connection with the operation of the Property herein, due to the gross negligence, wilful misconduct or violation of any legal requirement by the other party. If the damage, liability, costs, claim or expense is attributable to Manager's gross negligence, wilful misconduct, violation of any legal requirements or breach of this Agreement, the cost of such indemnification shall be borne solely by Manager. If the damage, liability, cost, claim or expense is attributable to Owner's gross negligence, wilful misconduct, violation of any legal requirements or breach of this Agreement, the cost of such indemnification shall be borne solely by Owner. Notwithstanding the foregoing, it is understood and agreed that the indemnification obligation of Owner and Manager as set forth in this Section shall apply only to claims, damages, losses and expenses for which insurance has not been obtained or is not applicable. The provisions of this Section 1.4 shall survive the expiration or earlier termination of this Agreement.


                                   ARTICLE II

                                 MISCELLANEOUS

Section 2.1. Term and Termination. The term of this Agreement shall commence upon the mutual execution and delivery of this Agreement by the parties hereunder and shall continue in full force and effect for a period of one (1) year, unless this Agreement is terminated by either party notifying the other at least forty-five (45) days prior to the end of the term of its intent to terminate this Agreement. This Agreement shall automatically renew upon the anniversary date of each term, unless notice of termination is given by either party in accordance with this Section.


Section 2.2.     Successors and Assigns

                 A. Assignment by Manager. Manager shall not have the right to assign its rights and obligations under this Agreement without the prior written consent of Owner, which consent may be arbitrarily withheld. It is understood and agreed that any approval given by Owner to any assignment shall not be deemed a waiver of the covenant herein contained against assignment in any subsequent case. Any assignee who succeeds to the interests of Manager hereunder (or to the interest of any assignee of Manager hereunder) shall be deemed to be Manager hereunder for all purposes.

                 B. Assignment by Owner. Owner shall have the right to lease, sell, hypothecate or convey the Property or any portion thereof, or to assign its interest in this Agreement, without obtaining the approval of Manager. Any assignee shall expressly assume in writing the obligations of Owner hereunder.





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                 C.       Binding on Successors.  The terms, provisions,
covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of its successors and interests of the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to.


Section 2.3. Notices. All notices to be given hereunder shall be given in writing and shall be deemed given when delivered by messenger or by U.S. Mail (and if by mail, shall be deemed received two (2) business days after the postmarked date thereof) with postage prepaid, registered or certified and, if intended for Silverleaf Resorts, Inc., delivered or addressed to:

                          Silverleaf Resorts, Inc.
                          1221 Riverbend, Suite 120
                          Dallas, Texas 75247
                          Attention:  Robert E. Mead
                          Telephone No. (214) 631-1166
                          Facsimile No. (214) 905-0514

                    And, if intended for Manager, delivered or addressed to:

                          Eagle Greens Ltd.
                          117 Foster Street
                          P.O. Box 520
                          Cornelia, Georgia 30531
                          Telephone No. (706) 778-7062
                          Facsimile No. (706) 778-7061

                 Either party may change the address for Notices hereunder by such party giving notice of such change to the other party hereto in the manner hereinabove provided.


Section 2.4. Applicable Law. This Agreement shall be governed in all respects by the internal laws of the State of Georgia.


Section 2.5. Survival and Continuance. Notwithstanding the termination of this Agreement or Manager's management of the Property in accordance with this Agreement, all terms, provisions and obligations of either party contained herein, which in order to give them effect and accomplish their intent and purpose need to survive such termination shall survive and continue until they have been fully satisfied or performed.


Section 2.6. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.


Section 2.7. Severability of Provisions. If any term or provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.


Section 2.8. Headings. No heading or caption contained in this Agreement shall be considered in interpreting any of its terms or provisions.





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Section 2.9.     Execution in Counterparts.  This Agreement and any amendments may be executed in any number of counterparts, with the same effect as if all parties had signed the same document.


Section 2.10. Attorneys' Fees. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses of litigation from the other party, which amounts may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which amount shall be in addition to any other relief which may be awarded.


Section 2.11. Amendment. No amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and executed by the parties.


Section 2.12. Strict Construction. This Agreement shall not be strictly construed against any party hereto.


Section 2.13. Effective Date. This Agreement is executed on the date set opposite the signatures below, but effective as of the 13th day of October, 1998.


                                        OWNER:



                                        SILVERLEAF RESORTS, INC., a Texas
                                        corporation



Date: 10-15-98                          By: /s/ Robert E. Mead
      -----------------------------         -----------------------------------
                                        Name: Robert E. Mead
                                             ----------------------------------
                                        Its: Chief Executive Officer
                                            -----------------------------------



                                        MANAGER:
                                        -------

                                        EAGLE GREENS LTD, a Georgia corporation



Date: 10/13/98                          By: /s/ J.P. Ballard
      -----------------------------         -----------------------------------
                                            J. Philip Ballard, Jr., Pres.





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